ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
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www.foley.com
March 25, 2008
MGIC Investment Corporation
MGIC Plaza
250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
     We have acted as counsel for MGIC Investment Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to $80,500,000 aggregate offering price of shares of the Company’s common stock, $1.00 par value (the “Offering Shares”), and related Common Stock Purchase Rights (the “Rights”). The terms of the Rights are set forth in that certain Rights Agreement, dated as of July 22, 1999 by and between the Company and Wells Fargo Bank Minnesota, National Association, as successor Rights Agent to Firstar Bank Milwaukee, N.A., now known as U.S. Bank National Association, as amended (the “Rights Agreement”).
     In connection with our representation, we have examined: (1) the Registration Statement; (2) the Company’s Articles of Incorporation and Amended and Restated Bylaws, each as amended to date; (3) the Rights Agreement; (4) resolutions of the Company’s Board of Directors relating to the authorization of the issuance of the Offering Shares and the accompanying Rights subject to the Registration Statement; and (5) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
     Based upon the foregoing, we are of the opinion that:
     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.
     2. The Offering Shares covered by the Registration Statement when issued and paid for in the manner contemplated in the Registration Statement and the Company’s Registration Statement on Form S-1 (Reg. No. 333-149506), will be validly issued, fully paid and nonassessable.
     3. The Rights attached to the Offering Shares, when issued pursuant to the Rights Agreement, will be validly issued.

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY

MGIC Investment Corporation
March 25, 2008

     We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP

Foley & Lardner LLP